SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C. 20549

                                 __________

                                  FORM 8-K
                                 __________

            Current Report Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

      Date of Report (date of earliest event reported): January 8, 2003

                           Pennichuck Corporation
           ------------------------------------------------------
           (Exact name of registrant as specified in its charter)

       New Hampshire                  0-18552                02-0177370
---------------------------    ----------------------    ------------------
State or other jurisdiction    Commission File Number       IRS Employer
      of incorporation                                   Identification No.

                              Four Water Street
                              Nashua, NH 03060
                  ----------------------------------------
                  (Address of principal executive offices)

                               (603) 882-5191
                       -------------------------------
                       (Registrant's telephone number,
                            including area code)


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Item 9.     Regulation FD Disclosure

      The Company mailed the following letter to its shareholders on January 8, 2003:

Dear Pennichuck Shareholders:

There is a vote in Nashua January 14 that will, directly and indirectly, affect your pocketbook. We are alerting you because there would likely be significant adverse income tax consequences for you and for Pennichuck if the City of Nashua acquires Pennichuck's operating assets. One shareholder, Morton Goulder, expressed his opinion recently in the Nashua Telegraph. His letter is enclosed. In this letter we present the tax consequences for your information, and ask that you vote "No" if you live in Nashua and encourage Nashua residents whom you know to do the same.

There would likely be significant adverse income tax consequences for Pennichuck Corporation and its shareholders (either directly or indirectly) if the City of Nashua (or a regional water authority) acquires Pennichuck's operating assets (unless Pennichuck uses the cash to purchase similar operating assets, which Pennichuck believes is unlikely to occur). Pennichuck believes that those adverse tax consequences would significantly reduce the value that Pennichuck shareholders ultimately would receive for their ownership in Pennichuck.

In the event the City acquires a substantial portion of Pennichuck's utility assets for cash, Pennichuck Corporation would likely be taxed as if it willingly sold the assets to the City. When Pennichuck distributes the cash proceeds to its shareholders, a second level of tax will be triggered, as the shareholders generally will be taxed at capital gain rates (20%) on the portion of the cash received that exceeds their tax basis in Pennichuck stock. The combination of separate taxes on both Pennichuck and its shareholders means that almost 50 cents of each dollar that Pennichuck receives from the City of Nashua could be lost to income taxes!

Adverse tax consequences would still remain in the event the City structured the acquisition of the assets in a manner that could allow Pennichuck shareholders to defer tax on the cash they receive. Although Pennichuck shareholders could defer tax on the sale of their shares by reinvesting the cash in one or more generally comparable utility company stocks, the tax consequences for Pennichuck Corporation still would be very disadvantageous. In this scenario, the City would acquire all of the stock of Pennichuck Corporation for cash. Pennichuck Corporation will then be deemed to have sold all of its assets to the City at fair market value immediately before the City's acquisition of the Pennichuck stock.

Pennichuck estimates that the income tax liability resulting from such a deemed asset sale would range between approximately $12 million to $15 million. Although technically the responsibility of Pennichuck Corporation, we believe the existence of the tax liability would likely reduce significantly the value Pennichuck shareholders ultimately receive for their stake in Pennichuck.

In contrast, tax consequences from the proposed exchange of Pennichuck stock for PSC


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stock are very simple and advantageous to Pennichuck shareholders.
Generally speaking, neither Pennichuck nor Pennichuck shareholders would incur any income tax as a result of the merger transaction between Pennichuck with Philadelphia Suburban.

Summary
-------

We hope we have adequately explained to the members of our Pennichuck shareholder family the tax consequences resulting from the City's proposed purchase of Pennichuck. Not only will you lose an investor-owned utility from your investment portfolio, you will also be negatively affected by taxes and tax liabilities.

What you can do
---------------

If you are a Nashua resident, please go to your polling place January 14 and Vote "No" on the question of a City purchase.

If you are not a resident, please encourage your friends or family members living in Nashua to vote "No" on January 14th . Feel free to call us at 603 882-5191 if you have any questions.

Sincerely,



Maurice Arel
President and Chief Executive Officer
Pennichuck Water Works, Inc.


This communication may be deemed to be solicitation material in respect of the proposed acquisition of Pennichuck by Philadelphia Suburban Corporation ("PSC"), pursuant to an Agreement and Plan of Merger, dated as of April 29, 2002, by and between Pennichuck and PSC. Pennichuck and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Agreement and Plan of Merger.

Information concerning any direct or indirect interest in the proposed merger of Pennichuck's directors and executive officers, including their beneficial ownership of Pennichuck common stock and the terms of change of control or similar arrangements with certain of Pennichuck's executive officers, may be found in Pennichuck's preliminary proxy statement filed with the SEC by PSC under a Registration Statement on Form S-4 on November 27, 2002. The preliminary proxy statement is available for free both on the SEC's website in the manner set forth below.

Investors and security holders are advised to read the definitive registration statement and proxy statement/prospectus regarding the merger with PSC when it becomes available, because it will contain important information, including certain changes from the preliminary filing.


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Investors and security holders may obtain a free copy of the registration statement and proxy statement/prospectus and other documents filed by PSC and Pennichuck at the SEC's website at www.sec.gov. The proxy statement/prospectus and such other documents may also be obtained from Pennichuck by directing such request to Pennichuck Corporation, 4 Water Street, Nashua, NH 03060 or by calling (603) 882-5191.


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                                  Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  PENNICHUCK CORPORATION

                                  By: /s/ Maurice L. Arel
                                      ---------------------
                                      Maurice L. Arel
                                      President and Chief Executive Officer

Dated: January 8, 2003


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